Exhibit 10.26

November 13, 2020	CONFIDENTIAL

Stephan Daoust

VIA EMAIL:
Offer of Employment
Dear Stephan,

TaskUs, Inc. (“TaskUs”, or the “Company”) is pleased to offer you a full-time position as Chief Operating Officer, with an anticipated reporting structure to Chief Executive Officer, Bryce Maddock.
Location & Travel

This position will be based remotely at your residence in the United States of America. Your work schedule shall include domestic and international travel approximately 80% of the time (not including travel time itself) in connection with your role.
Compensation

You will receive an annual base salary of $350,000.00, less required deductions and withholdings, which will be paid every two weeks in accordance with the Company’s normal payroll procedures.
Annual Discretionary Bonus

In addition to the base salary stated above, you will be eligible to receive an annual bonus (the “Bonus”) at a target level of 50% of your annual base salary and a maximum of 100% of your annual salary for extraordinary performance. The amount of the Bonus is at the sole discretion of the Company and will be based on your individual performance and the financial performance of the Company. The Bonus shall be awarded to you no later than the last day of February in the year subsequent to that in which it was earned. If your employment is terminated with or without cause or if you leave the Company on or before the last day of February in the year subsequent to that during the Bonus was earned you will not be entitled to any Bonus for that previous year.

Signing Bonus

Additionally, we are pleased to offer you a signing bonus of $100,000, less required deductions and withholdings. This signing bonus will be paid in your first payroll in January 2021. In the event that you choose to leave the Company within 24 months of your date of hire, you will be responsible for repaying this bonus back to TaskUs, prorated based on the number of months you were employed up to 24 months.

Long Term Incentive Plan

You will be eligible to participate in the Company's Long Term Incentive Plan (LTIP) at the CXO level, subject to approval from TaskUs's Board of Directors and the program terms and conditions. The LTIP will be tied to the return the Company’s equity holders earn and will require you to be employed when such a return is recognized under the Plan terms. As such the LTIP is not a guarantee of any form of payment.

In the event the Company’s LTIP terminates in accordance with its own terms, you will be eligible to participate in the Company’s subsequent equity or long-term incentive plan with an award of equivalent value to the award you would have received under the current LTIP at the CXO level.

Phantom Stock

You will be eligible to receive a grant of 5,000 Phantom Shares in accordance with the Company’s Phantom Stock Plan. The Phantom Shares shall begin vesting upon either a Change in Control or Initial Public Offering, and in accordance with a vesting period to be determined by the TaskUs Board of Directors. The Phantom Stock grant is subject to the approval of the Board and is not a guarantee of any form of payment.

Benefits

During the term of your employment, you will be eligible to participate in certain benefits offered by the Company. A summary of benefits and medical enrollment eligibility will be distributed on your first day. If you have any additional questions regarding information, please do not hesitate to contact our benefits team. Please note that this is a summary of the current benefits afforded, however the Company may modify or eliminate any such benefits from time to time as it deems necessary.

Severance

Should TaskUs terminate your employment without Cause, as defined below, then TaskUs will: provide a severance payment equal to six months of your base salary as of of your termination, provided that you execute a separation and release agreement to be provided by TaskUs. “Cause” shall mean any one or more of the following: a) commission of any crime of moral turpitude or felony; b) gross neglect of duty; c) intentional misconduct; d) violation of any Company policy; e) fraud, misappropriation or intentional damage caused to TaskUs; f) failure to perform job duties; or g) an act of dishonesty in connection with your work.

Other Conditions for Employment

Please be aware that your employment with the Company is for no specified period and constitutes at-will employment. Therefore, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without advance notice. Similarly, you are free to resign at any time, for any reason or for no reason. Although not required due to the at-will nature of your employment, as a professional courtesy, we request that, in the event of resignation, you give the Company at least two weeks’ notice.
The Company conducts background investigations and reference checks on all of its potential employees. Your job offer, and employment, are contingent upon the successful clearance of such background investigation and reference checks.

For purposes of federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or your employment relationship may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.

It is the Company’s understanding that your agreement with your prior employer does not apply to prevent you from accepting employment with TaskUs or performing the duties of your position. Notwithstanding, the Company understands that your prior employer may take steps to prevent or terminate your employment with TaskUs. In the event your employment with TaskUs is made impossible due to interference by your prior employer, TaskUs agrees to provide you with a separation payment covering the period of such impossibility of employment for up to a maximum of 12 months of your base salary at the time of impossibility (“Separation Payment”). You will not be eligibile for an annual bonus or equity incentive grant

(including LTIP or phantom stock grants) during the period of impossibility. The Separation Payment is contingent on: 1) you not becoming employed by or consulting for any TaskUs competitors during the period of impossibility and 2) becoming employed with TaskUs as soon as the impossibility of your TaskUs employment has ended (as determined by the Company), at which time you will become eligibile for an annual bonus and equity incentive grant (including LTIP, phantom stock, or other equity plan), subject to Board approval, the terms of the applicable equity plan, and with an exercise price based on the applicable valuation of the Company. Failure to begin employment with TaskUs at the end of this period of impossibility or failure to remain employed with TaskUs for a period of twelve (12) months thereafter will lead to the forfeiture and repayment of this separation payment back to TaskUs. The Separation Payment will not need to be repaid if TaskUs elects to terminate your employment during such twelve (12) month period. This Separation Payment is also contingent upon your compliance with your obligation not to use or share any confidential information of your prior employer or any other third party.

In the event TaskUs terminates your employment during the period of impossibility, your eligibility for a severance payment will depend on the number of months remaining in the twelve (12) month maximum impossibility period at the time of termination:
•You will not be entitled to a severance payment if six (6) or more months are remaining in the maximum time of impossibility.
•You will be entitled to a severance payment if less than six (6) months are remaining in the maximum time of impossibility. However, the severance payment will be reduced by the amount of the remaining Separation Payment yet to be paid during the maximum time of impossibility.

For example, if TaskUs terminates your employment five (5) months into the time of impossibility, TaskUs would pay you the full Separation Payment and no severance payment. But if TaskUs terminates your employment ten (10) months into the time of impossibility, TaskUs would pay the full Separation Payment along with a severance payment equal to four (4) months of salary.

Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.
As you know, the Company is involved in an industry that is highly competitive and that changes quickly. Thus, the Company may change your position, your job duties, or compensation at any time, with or without cause or advance notice.

As a condition of your employment, you will be required to comply with the applicable Employee Confidentiality and Inventions Assignment and Employee Arbitration Agreement, requiring you to, among other things, (a) assign to us any intellectual property that you may invent on our behalf during your employment at the Company, (b) bring disputes through the arbitration process, (c) protect our trade secrets and other confidential information and (d) refrain from soliciting our employees for a period of one year after your employment term ends.

To indicate your acceptance of the Company’s offer, please sign and date this letter. If you accept this offer, your first day of employment shall be January 18, 2021.

This letter, along with the Inventions Assignment Agreement and our Employee Handbook, a copy of which will be provided to you upon acceptance of this offer, sets forth the entire terms of employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your interviews or negotiations, as applicable whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by an offer of the Company and you.

Sincerely,

____/s/ Bryce Maddock___________
Bryce Maddock, Chief Executive Officer

I have read and understand the forgoing provisions of this offer of employment, and the offer is herewith accepted.

I understand that my employment with the Company is contingent upon the successful completion of a criminal background check, employment references, and the execution of additional agreement, including but not limited to arbitration, confidentiality, employee-inventions, non-solicitation and any agreement deemed necessary by the Company at any time.

In addition, TaskUs will pay all legal fees and costs incurred by me defending any action by my former employer for breach of a restrictive covenant and/or a related claim. Further, TaskUs will indemnify me for all judgments, settlement payments, etc. arising from a lawsuit brought by my former employer against  me for breach of a restrictive covenant. However, TaskUs’s obligations would be fully contingent upon my full and complete compliance with my common law fiduciary obligations under applicable state and/or federal law. Further, TaskUs shall not have any such obligation to me if it is proven that I misappropriated trade secrets under applicable state and federal statutes or otherwise violated an obligation not to use or share confidential information of my prior employer or any other third party.

Signature: _____/s/ Stephan Daoust______        Date: ___11/14/2020_________
        Stephan Daoust